Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-204984 on Form S-4 of our report dated March 13, 2015 relating to the consolidated financial statements of ANN INC. and its subsidiaries and the effectiveness of the ANN INC. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ANN for the year-ended January 31, 2015, and the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 8, 2015